Exhibit 10.41
EXECUTIVE CHANGE OF CONTROL AGREEMENT
This EXECUTIVE CHANGE OF CONTROL AGREEMENT (“Agreement”) is made as of the 10th of October 2018, between CIRCOR International, Inc., a Delaware corporation (the “Company”), and Lane Walker (“Executive”).
WHEREAS, the Company presently employs the Executive in which capacity the Executive serves as an officer of the Company; and
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the valuable services rendered to the Company and its respective affiliates by the Executive; and
WHEREAS, the Board has determined that it is in the best interests of the Company and its affiliates to encourage in advance the continued loyalty of the Executive as well as the Executive’s continued attention to his assigned duties and objectivity in the event of a threatened or possible change in control of the Company;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Base Salary” shall mean the Executive's annual base salary.
“Cause” shall mean: (a) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimus use of Company property for personal purposes; (b) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (c) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Chairman of the Board; or (d) a material violation by Executive of the Company’s employment policies which has continued following written notice “of such violation from the Chairman of the Board.
“Change in Control” shall mean any of the following:
(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all

“affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of either (A) the combined voting power of the Company’s then outstanding securities having the right to voice in an election of the Company’s Board (“Voting Securities”) or (B) the then outstanding shares of Company’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Company); or
(b)    Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; or
(c)    The stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Company or other party issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).
“Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the Executive’s responsibilities, authority or duties; (b) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, (c) a material change in the geographic location at which the Executive provides services to the Company, provided that such change shall be more than thirty (30) miles from such location; or (d) the material breach of this Agreement by the

Company. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event within sixty (60) days of the occurrence of such event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.
“Incumbent Directors” shall mean persons who, as of the Commencement Date, constitute the Board; provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.
2.    Term. The term of this Agreement shall extend from the date hereof (the “Commencement Date”) until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the first anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred.
3.    Change in Control Payment.
(a)    The provisions of this Paragraph 3 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations in connection with a Change in Control. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.
(b)    If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause or Executive terminates his employment for Good Reason (each, a “Qualifying Termination”), then the Company shall pay Executive a lump sum in cash in an amount equal to two (2) times the sum of (A) Executive’s current Base Salary plus (B) Executive’s current target annual incentive compensation under the Company’s Executive Bonus Incentive Plan (‘Target

Bonus Opportunity”). Such lump sum cash payment shall be paid to Executive within thirty (30) days following the date of termination of Executive’s employment.
(c)    The vesting of the Executive’s Equity Awards shall be governed by this Paragraph 3(c). The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or any other form of award that is measured with reference to the Company’s common stock.
(i)    The vesting of the Executive’s Equity Awards that vest solely on the basis of continued employment with the Company or any of its subsidiaries or affiliates shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue the Executive’s Equity Awards or to substitute similar Equity Awards for those outstanding immediately prior to the Change in Control. If such Executive’s Equity Awards are so continued, assumed or substituted and at any time after the Change in Control the Executive incurs a Qualifying Termination, then the vesting and exercisability of all such unvested Equity Awards held by the Executive shall be accelerated in full and any reacquisition rights held by the Company with respect to an Equity Award shall lapse in full, in each case, upon such termination.
(ii)    The vesting of the Executive’s Equity Awards that vest, in whole or in part, based upon achieving Performance Criteria (collectively, “Performance Shares”) shall be determined as set forth below.
(A)    In the event of a Change in Control that does not also constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under Treas. Reg. § 1.409A-3(i)(5), then (i) the Performance Shares subject to this Agreement shall remain outstanding and (ii) the Performance Shares shall continue to be subject to the terms of this Agreement.
(B)    In the event of a Change in Control that is also a “change in the effective control of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(vi), then (i) the Performance Shares subject to this Agreement shall remain outstanding, (ii) such Performance Shares shall continue to be subject to the terms of this Agreement, (iii) all requirements to remain employed until the end of the applicable performance period shall be waived, and (iv) such Performance Shares shall be paid out on a pro-rata basis based upon the actual level of performance for the applicable performance period, with such Performance Shares to be delivered at the same time as if the Executive had remained employed with the Company.
(C)    In the event of a Change in Control that is also a “change in the ownership of a corporation” under Treas. Reg. § 1.409A-3(i)(5)(v) or a “change in the ownership of a substantial portion of a corporation’s assets” under Treas. Reg. § 1.409A-3(i)(5)(vii) (a “Special CIC”), the Performance Shares shall immediately vest and the Participant shall receive, within 10 days of such Special CIC, the consideration

(including all stock, other securities or assets, including cash) payable in respect of the Target Number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information) as if they were vested, issued and outstanding at the time of such Special CIC on a pro rata basis; provided, however, that with respect to Performance Shares that are otherwise subject to a “substantial risk of forfeiture” under Treas. Reg. § 1.409A-1(d) and to the extent permitted by Treas. Reg. § 1.409-3, the Committee may arrange for the substitution for the Performance Shares with the grant of a replacement award (the “Replacement Award”) to Participant of shares of restricted stock of the surviving or successor entity (or the ultimate parent thereof) in such Change in Control, but only if all of the following criteria are met:

a.	Such Replacement Award shall consist of securities listed for trading following such Change in Control on a national securities exchange;

b.
Such Replacement Award shall have a value as of the date of such Change in Control equal to the value of the Target Number of Performance Shares (or, if greater, the number of Performance Shares based on actual performance from the beginning of the Performance Period until the Special CIC, as reasonably determined by the Committee based on available information), calculated as if the Performance Shares were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for shares of Common Stock in such Change in Control transaction;

c.
Such Replacement Award shall become vested and the securities underlying the Replacement Award shall be issued to the Participant on the 2nd anniversary of the Change in Control, if such Change in Control occurs within the first 12 months of the applicable performance period, or the 1st anniversary of the Change in Control if such Change in Control occurs after the first 12 months of the applicable performance period, in either case subject to Participant’s continued employment with the surviving or successor entity (or a direct or indirect subsidiary thereof) through such date, provided, however, that such Replacement Award will vest immediately upon and the securities underlying the Replacement Award shall be issued within 60 days after the date that (i) Participant’s employment is terminated by the surviving or successor entity without Cause, (ii) Participant’s employment is terminated for

Good Reason, (iii) Participant’s death or (iv) Participant’s medically diagnosed permanent physical or mental inability to perform his or her job duties;

d.
Notwithstanding clause c. above, such Replacement Award shall vest immediately prior to and the securities underlying the Replacement Award shall be issued to Participant upon (A) any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a Change in Control, or (B) the securities constituting such Replacement Award ceasing to be listed on a national securities exchange, in each case so long as Participant remains continuously employed until such time; and

e.	The Replacement Award or the right to such Replacement Award does not cause the Performance Shares to become subject to tax under Section 409A of the Code.

f.	Upon such substitution the Performance Shares shall terminate and be of no further force and effect.
For purposes of this Paragraph 3(c)(ii)(C), “Performance Criteria” means any business criteria that apply to the Executive a business unit, division, subsidiary, affiliate, the Company or any combination of the foregoing.
(d)    The Company shall, for a period of two (2) years commencing on the date of a Qualifying Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination of Executive’s employment.
(e)    Additional Limitation.
(i)    Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:
(A)    If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Severance Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments; and (iv) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.
For the purposes of this Paragraph 3, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.
(ii)    The determination as to which of the alternative provisions of Paragraph 3(b)(i) shall apply to Executive shall be made by KPMG LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination of Executive’s employment, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Paragraph 3(b)(i) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination of Executive’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
4.    Unauthorized Disclosures. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s and the Company’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s and its affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s and its affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry (the “Fluid-Control Industry), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.
5.    Covenant Not to Compete. In consideration of the benefits afforded the Executive under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that
(a)    during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company or its affiliate’s businesses or products as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or any affiliate of the Company conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and
(b)    during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association; agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or affiliate of the Company without providing the Company or the affiliate, as appropriate, with ten (10) days’ prior written notice of such proposed employment.
Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.
6.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At his home address as shown in the Company’s personnel records;

If to the Company:

CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attention: Chief Human Resources Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
7.    Not an Employment Contract. This Agreement is intended only to provide those benefits for the Executive as set forth in Paragraph 3 in connection with a Change of Control. As such, this Agreement is not intended to and does not in any way constitute an employment agreement or other contract which would cause the employee to be considered anything other than an employee at will or to in any way be entitled to any specific payments or benefits from the Company in the event of a termination of employment not subject to Paragraph 3 of this Agreement.
8.    Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement will survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).
9.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.
10.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
11.    Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.
12.    Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or any affiliate of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Compensation and Target Bonus Opportunity) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 12, including, but not limited to, reasonable attorneys’ fees and costs.
13.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
14.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(e)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CIRCOR International

By: ______________________________
Scott A. Buckhout
President & CEO

EXECUTIVE